HEI Exhibit 99

July 30, 2015

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS SECOND QUARTER 2015 EARNINGS
Net Income of $12.9 Million
American Continues to Deliver Solid Results as It Prepares for Spin-off

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the second quarter of 2015 of $12.9 million, compared to $13.5 million in the first (or linked) quarter of 2015 and $11.5 million in the second quarter of 2014.
“We delivered solid results with good core deposit growth, sound credit quality and a continuing strong mortgage banking environment this quarter,” said Rich Wacker, president and chief executive officer of American. “With the HEI shareholders approving the merger with NextEra Energy on June 10th, we are a step closer to the spin-off of ASB Hawaii at the time of that merger.”
Second quarter 2015 net income was $0.6 million lower than the linked quarter primarily driven by (on an after-tax basis):

•	$1 million higher net interest income primarily driven by higher interest-earning assets and fees related to the early payoff of commercial loans, offset by

•	$1 million higher provision for loan losses; and

•	$1 million higher noninterest expense.
Compared to the second quarter of 2014, net income was higher by $1.3 million primarily driven by (on an after-tax basis):

•	$1 million higher net interest income in the second quarter of 2015 primarily due to higher average loan balances; and

•	$2 million higher noninterest income primarily from mortgage banking and fees on deposit products in the second quarter of 2015, partially offset by

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2015

•	$1 million higher noninterest expense in the second quarter of 2015 due primarily to higher pension and benefits expense.
Net interest income (pretax) was $46.6 million in the second quarter of 2015 compared to $45.5 million in the linked quarter of 2015 and $44.1 million in the prior year quarter. Net interest margin was 3.52% in both the second and linked quarter of 2015 and 3.55% in the second quarter of 2014. Compared to the prior year quarter, the decline in net interest margin was largely attributable to lower yields on interest earning assets as loans continued to re-price down.
Provision for loan losses (pretax) was $1.8 million in the second quarter of 2015, higher than both the $0.6 million in the linked quarter of 2015 and the $1.0 million in the second quarter of 2014. The higher provision in the second quarter of 2015 was mainly due to the downgrade of one large commercial lending relationship and higher charge-offs. The second quarter 2015 net charge-off ratio was 0.11%, compared to 0.04% in the linked quarter and a net recovery of 0.04% in the prior year quarter. Credit quality continues to be strong, reflecting prudent credit risk management and a strong Hawaii economy. In the second quarter of 2015, credit trends remained favorable, with decreases in overall delinquency and non-performing assets, both on a linked quarter and year over year basis. Related to lending growth, provision for an increase in unfunded commercial real-estate commitments was recorded as noninterest expense.
Noninterest income (pretax) was $16.4 million in the second quarter of 2015, compared to $16.1 million in the linked quarter and $13.8 million in the second quarter of 2014 due to higher mortgage banking income and deposit related fee initiatives.
Noninterest expense (pretax) was $41.5 million in the second quarter of 2015, compared to $40.4 million in the linked quarter and $39.0 million in the second quarter of 2014. Noninterest expense was $1.1 million higher compared to the linked quarter primarily due to higher medical benefits expense, the timing of certain professional services and the provision for higher unfunded commercial real-estate commitments mentioned above.
Total loans were $4.5 billion at June 30, 2015, an increase of $10 million and $22 million in the second quarter and year-to-date 2015, respectively. Although year-to-date annualized loan growth was 1.01%, American expects to meet its target of mid-single digit loan growth for the full year.
Total deposits were $4.8 billion at June 30, 2015, an increase of $52 million and $180 million in the second quarter and year-to-date 2015, respectively, primarily driven by the 8.2% year-to-date annualized increase in low-cost core deposits. Average cost of funds remained low at 0.22% for the second quarter of 2015, consistent with both the linked quarter and the prior year quarter.
American’s return on average equity was 9.4% for the second quarter of 2015, compared to 10.0% in the linked quarter and 8.7% in the second quarter of last year. Return on average assets was 0.89% for

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2015

the second quarter of 2015, compared to 0.96% for the linked quarter and 0.86% in the same quarter last year. American’s solid results enabled it to pay dividends of $7.5 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.8% and total capital ratio of 13.5% at June 30, 2015.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2015 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its second quarter 2015 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the second quarter of 2015.
HEI plans to announce its second quarter 2015 consolidated financial results on Monday, August 10, 2015 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2015 EPS guidance on Monday, August 10, 2015, at 7:00 a.m. Hawaii time (1:00 p.m. Eastern time). Interested parties may listen to the conference call by dialing (888) 311-8190 and entering passcode: 74311446. International parties may listen to the conference call by calling the following toll free number, (330) 863-3378 and entering passcode: 74311446. The event can also be accessed through HEI’s website at www.hei.com under the heading “Investor Relations.” HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information which will be included in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An on-line replay of the webcast will be available at the same website beginning about two hours after the event. Audio replays of the teleconference will also be available approximately two hours after the event through August 24, 2015, by dialing (855) 859-2056 or (404) 537-3406 and entering passcode: 74311446.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
July 30, 2015

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2014, HEI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Six months ended June 30
(in thousands)	June 30, 2015	March 31, 2015	June 30, 2014	2015	2014
Interest and dividend income
Interest and fees on loans	$46,035	$45,198	$43,851	$91,233	$87,533
Interest and dividends on investment securities	3,306	3,051	2,950	6,357	5,985
Total interest and dividend income	49,341	48,249	46,801	97,590	93,518
Interest expense
Interest on deposit liabilities	1,266	1,260	1,237	2,526	2,462
Interest on other borrowings	1,487	1,466	1,420	2,953	2,825
Total interest expense	2,753	2,726	2,657	5,479	5,287
Net interest income	46,588	45,523	44,144	92,111	88,231
Provision for loan losses	1,825	614	1,021	2,439	2,016
Net interest income after provision for loan losses	44,763	44,909	43,123	89,672	86,215
Noninterest income
Fees from other financial services	5,550	5,355	5,217	10,905	10,345
Fee income on deposit liabilities	5,424	5,315	4,645	10,739	9,066
Fee income on other financial products	2,103	1,889	2,064	3,992	4,354
Bank-owned life insurance	1,058	983	982	2,041	1,945
Mortgage banking income	2,068	1,822	246	3,890	874
Gains on sale of investment securities	—	—	—	—	2,847
Other income, net	239	735	661	974	1,286
Total noninterest income	16,442	16,099	13,815	32,541	30,717
Noninterest expense
Compensation and employee benefits	22,319	21,766	19,872	44,085	40,158
Occupancy	4,009	4,113	4,489	8,122	8,442
Data processing	2,953	3,116	2,971	6,069	6,031
Services	2,833	2,341	2,855	5,174	5,128
Equipment	1,690	1,701	1,609	3,391	3,254
Office supplies, printing and postage	1,303	1,483	1,456	2,786	3,072
Marketing	844	841	1,031	1,685	1,742
FDIC insurance	773	811	805	1,584	1,601
Other expense	4,755	4,205	3,894	8,960	7,016
Total noninterest expense	41,479	40,377	38,982	81,856	76,444
Income before income taxes	19,726	20,631	17,956	40,357	40,488
Income taxes	6,875	7,156	6,420	14,031	14,553
Net income	$12,851	$13,475	$11,536	$26,326	$25,935
Comprehensive income	$9,544	$17,318	$14,294	$26,862	$29,717
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.89	0.96	0.86	0.93	0.97
Return on average equity	9.38	9.96	8.69	9.67	9.81
Return on average tangible common equity	11.04	11.74	10.28	11.39	11.61
Net interest margin	3.52	3.52	3.55	3.52	3.59
Net charge-offs to average loans outstanding	0.11	0.04	(0.04)	0.08	(0.01)
As of period end
Nonperforming assets to loans outstanding and real estate owned *	0.70	0.80	1.05
Allowance for loan losses to loans outstanding	1.04	1.03	0.99
Tangible common equity to tangible assets	8.16	8.18	8.45
Tier-1 leverage ratio *	8.8	8.9	9.0
Total capital ratio *	13.5	13.2	12.6
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$7.5	$7.5	$9.8
* Regulatory basis. Capital ratios as of June 30, 2015 and March 31, 2015 calculated under Basel III rules, which became effective January 1, 2015.
Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

	June 30, 2015		December 31, 2014
(in thousands)
Assets
Cash and due from banks		$106,914		$107,233
Interest-bearing deposits		162,088		54,230
Available-for-sale investment securities, at fair value		693,520		550,394
Stock in Federal Home Loan Bank, at cost		10,678		69,302
Loans receivable held for investment		4,457,182		4,434,651
Allowance for loan losses		(46,365)		(45,618)
Net loans		4,410,817		4,389,033
Loans held for sale, at lower of cost or fair value		5,581		8,424
Other		305,310		305,416
Goodwill		82,190		82,190
Total assets		$5,777,098		$5,566,222
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,455,721		$1,342,794
Deposit liabilities–interest-bearing		3,347,550		3,280,621
Other borrowings		314,157		290,656
Other		113,015		118,363
Total liabilities		5,230,443		5,032,434
Common stock		1		1
Additional paid in capital		339,416		338,411
Retained earnings		223,260		211,934
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains on securities	$219		$462
Retirement benefit plans	(16,241)	(16,022)	(17,020)	(16,558)
Total shareholder’s equity		546,655		533,788
Total liabilities and shareholder’s equity		$5,777,098		$5,566,222

Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 (when filed), as updated by SEC Forms 8-K.

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